SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X]	Preliminary Information Statement
[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

WHITEWING LABS, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.

[X]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

4)	Proposed maximum aggregate value of transaction:

$265,000 (aggregate of the cash and value of other property received by the registrant)

5)	Total fee paid:

$53

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS OF WHITEWING LABS, INC.
INTRODUCTION
SUMMARY OF TERMS
ASSET PURCHASE AGREEMENT
Exhibit Index
EXHIBIT 99

WHITEWING LABS, INC.
13743 Ventura Blvd., Suite 200
Sherman Oaks, CA 91423
Tel: 818- 385-0405
Fax: 818-385-0869

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS
OF WHITEWING LABS, INC.

To the Stockholders of WHITEWING LABS, INC.:

     NOTICE IS HEREBY GIVEN that pursuant to Section 228(a) of the Delaware General Corporation Law, the stockholders holding a majority of the voting power of Whitewing Labs, Inc.(“Whitewing”) have taken action by written consent as of December 10, 2001, to enter into an agreement with Nadin Company for the transfer of the nutritional business of Whitewing to Nadin Company. This Notice of Action by Written Consent is being sent to you pursuant to Section 228(e) of the Delaware General Corporation Law.

WHITEWING LABS, INC.

Andrew T. Libby, Jr. Chairman & President

Preliminary Information Statement

Whitewing Labs, Inc.
13743 Ventura Blvd., Suite 200
Sherman Oaks, CA 91423
Telephone 818-385-0405

Sale of Substantially All Operating Assets to Nadin Company

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Approximate date this Information Statement is first sent to security holders: January____ , 2002.

INTRODUCTION

     This Information Statement is being furnished by Whitewing Labs, Inc., a Delaware corporation, to its stockholders of record as of December 10, 2001 in connection with the sale of substantially all of our operating assets to Nadin Company (the “Purchaser”).

SUMMARY OF TERMS

     Pursuant to an asset purchase agreement entered into on December 10, 2001, we sold substantially all of our operating assets, including all of our equipment, customer databases, software and intellectual property rights (as described below under “History and Description of the Sale”) to the Purchaser in exchange for $65,000 in cash and a $200,000 secured promissory note (the “Sale”).

     This Information Statement and the attached documents provide you with detailed information about the Sale. Please read these documents carefully in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

WHAT VOTE OF OUR STOCKHOLDERS WAS REQUIRED TO APPROVE THE SALE

     Under applicable Delaware law, approval of the Sale and adoption of the asset purchase agreement required the affirmative vote of a majority of our outstanding shares entitled to vote thereon. As of December 10, 2001 we had 6,836,443 shares of common stock issued and outstanding. The Sale was approved in writing by W-Net, Inc. in accordance with the provisions of Section 228 of the Delaware General Corporation Law. W-Net holds 3,468,000 shares of our common stock. W-Net acquired these shares with its working capital from ACEIA, LLC in a private transaction on November 16, 2001, for a total purchase price of $275,000. These shares constitute 50.73% of our issued and outstanding capital stock.

     The action by W-Net was sufficient to obtain the stockholder vote necessary to adopt the asset purchase agreement and approve the Sale, without the approval of any other stockholder. Therefore, you are not required to vote and your vote is not being sought.

NO DISSENTERS RIGHTS OF APPRAISAL

     There is no provision in the Delaware General Corporation Law providing for dissenters rights of appraisal in connection with the Sale to the Purchaser.

HISTORY AND DESCRIPTION OF THE SALE

     On December 10, 2001 we sold our nutritional business assets to Nadin Company, a California corporation, pursuant to an asset purchase agreement. The Purchaser is owned by Michael and John Gorman, also owners of Vitamineral, Inc., our primary manufacturer. Under the agreement, we transferred our nutritional business assets, constituting substantially all of our operating assets, to the Purchaser, in exchange for $265,000. $65,000 of the purchase price was paid in cash at the closing of the Sale. The remaining $200,000 of the purchase price was in the form of a promissory note made by the Purchaser and Michael Gorman and John Gorman in our favor. The promissory note is secured by all of the Purchaser’s nutritional business assets. The address of the Purchaser is 1820 Dana Street, Box 5460, Glendale, CA, 91221.

     Under Delaware law, the Board of Directors may, at any meeting, resolve to sell all or substantially all of a company’s property and assets, as the Board of Directors deems expedient and in the best interests of the company. The resolution must then be adopted by the holders of a majority of the outstanding shares entitled to vote on the sale. As described above, the Sale was approved by the holder of a majority of our outstanding shares. Notice of the Sale to our other stockholders was delayed due to a requirement imposed upon us by the Purchaser that the Sale be consummated immediately, and a determination by our Board that it would be in the best interests of the company and all of our stockholders to comply with this requirement in order to ensure the consummation of the Sale.

     The asset purchase agreement is attached as Appendix A to this information statement. We encourage you to read this agreement as it is the legal document that governs the Sale.

REASONS FOR THE SALE

     Our business has historically been to develop, seek to acquire through license, market and sell nutritional supplements for sale to the over age forty market primarily in the United States. However, at a Board of Directors meeting held on November 28, 2001, it became apparent to our Board that economic conditions were such that we would be unable to continue with our original business plan, and that we would have to change our direction in order to maximize the value of our common stock and ultimately maximize stockholder value. The Board noted that we would be unable to generate sufficient revenue to meet our day-to-day operating expenses and to continue as a viable operation. Accordingly, the Board of Directors concluded that our continuing losses, as well as the increasing regulatory environment for nutritional products, would result in ongoing losses should we remain in the direct mail catalog business. Moreover, the Board concluded that our current working capital was insufficient to launch and maintain a direct mail order campaign for new products. As a result, our Board of Directors determined that the sale of substantially all of our assets to the Purchaser was the best course to pursue.

OUR BUSINESS AFTER THE SALE

     Because of these circumstances, our nutritional business has been discontinued and we have disposed of our operating assets, under the asset purchase agreement as described above. Our sole assets currently consist of cash, cash equivalents and a note receivable. We are in the process of exploring a number of options, including acquiring the assets of other businesses in either related or non-related industries.

INTEREST OF EXECUTIVE OFFICERS AND DIRECTORS IN THE SALE

     Prior to the consummation of the Sale, Cynthia Kolke resigned as President, Assistant Secretary and Director of the Company. The Company has been informed that Ms. Kolke will continue to run the nutritional business on behalf of the Purchaser. Our Board of Directors was aware of this interest and considered it, among other matters, in approving the Sale.

CONSEQUENCES TO OUR STOCKHOLDERS

     Our stockholders will not receive any cash, stock or other property in connection with, or as result of, the Sale. Our common stock will continue to be quoted on the OTC Bulletin Board after the Sale, and we will continue to file all required reports with the Securities and Exchange Commission.

ACCOUNTING TREATMENT

     The Sale is accounted for as a discontinued operation and a sale of assets, which will result in a gain measured as the difference between the selling price and the carrying value of our net assets at the date of the Sale (December 10, 2001). The gain has not yet been determined, but is expected to be less than $100,000.

FINANCIAL DATA

     See Exhibit 99.

FEDERAL INCOME TAX CONSEQUENCES

     We expect to utilize operating losses generated in fiscal 2001 to offset the gain on the sale for income tax purposes. Thus, we do not expect to incur a net income tax liability as a result of the Sale.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the ownership of our common stock as of January 7, 2002, by (i) each of our current directors, (ii) each person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock and (iii) our directors and executive offices as a group. Except as otherwise noted and subject to community property laws as applicable, each beneficial owner has sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise indicated, the address of each holder identified below is in care of the Company, 13743 Ventura Blvd., Suite 200, Sherman Oaks, CA 91423.

Name and Address of
Beneficial Owner	Amount Beneficially Owned	Percent of Class

Acacia Research Corporation 12 S. Raymond Pasadena, CA 91105	789,709	11.6%
W-Net, Inc.	3,468,000	50.73%
Andrew T. Libby, Jr.	203,500	3.00%
David Eisenstein	—	—
Craig M. Ellins	—	—
John Pretto	—	—
Directors and executive officers as a group (4 persons)	203,500	3.00%

REGULATORY APPROVAL

     Other than filing and mailing this Information Statement, there are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with the Sale.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT IS DATED JANUARY____, 2002. YOU SHOULD NOT ASSUME THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO OUR STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

ASSET PURCHASE AGREEMENT

     Agreement entered into on the 10th day of December, 2001 by and between Nadin Company (the “Buyer’’), a California corporation and Whitewing Labs. Inc., a Delaware corporation, (the “Seller’’). The Buyer and the Seller are referred to collectively herein as the “Parties.’’

     This Agreement contemplates a transaction in which the buyer will purchase certain assets of the Seller in return for cash and the Buyer’s Promissory Note (“Note’’).

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Basic Transaction.

(a)	Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and delivery to the Buyer, all of the Acquired Assets at the Closing for the consideration specified herein. The assets which are the subject to this transaction do not include the corporate entity or shell of the Seller nor does it include any cash or liquid assets of the Seller.

(b)	Purchase Price. The Buyer agrees to pay to the Seller at the Closing Net of Accounts Payable, accrued liabilities and Cash in the Seller the sum of Two Hundred Sixty Five Thousand Dollars ($265,000.00) (the “Purchase Price’’) by deliver of (i) bank check or wire of Sixty Five Thousand Dollars ($65,000.00) and (ii) its Note for Two Hundred Thousand Dollars ($200,000.00). The Note shall bear interest at the rate of 5% per annum, paid in thirty six monthly installments.

(c)	The Closing. The closing of the transactions contemplated by this Agreement (the “Closing’’) shall take place at the offices of Seller, commencing at 10:00 a.m. local time Pacific on Monday, December 10, 2001.

(d)	Deliveries at the Closing. At the Closing, the Seller will deliver to the Buyer a Bill of Sale for those assets listed in an Exhibit hereto in a form satisfactory to Buyer and shall make arrangements for the physical delivery of all assets purchased according to the written instructions of the Buyer. The Buyer will execute, acknowledge (if appropriate), and deliver to the Seller the Note in a form satisfactory to Seller and cash funds in the amount of $65,000.00.

2.	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this agreement are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this agreement.

(a)	Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)	Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c)	Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(d)	Title to Assets. The Seller has good and marketable title to all assets and licenses it is selling to Buyer, free and clear of any Security Interest or restriction on transfer.

(e)	The Seller has not granted any license or use for any of the assets being conveyed to Buyer.

(f)	There are no material occurrences, events, incidents, actions, failure to act, or transactions outside the Ordinary Course of Business involving the Seller.

(g)	Litigation. The Seller is not subject to any outstanding injunction, judgment, order, decree, ruling, inquiry, or charge nor is any threatened as of the date hereof and up to the date of the closing hereunder.

(h)	Disclosure. The representations and warranties contained herein do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

3.	Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained herein are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

4.	Authorization of Transaction. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

5.	Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)	General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

(b)	Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to herein.

(c)	Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.

(d)	Preservation of Business. The Seller will transfer its nutrition business, as is, including its present operations, physical facilities, and relationships with lessors, licensors, suppliers, and customers.

(e)	Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties.

(f)	Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate from maintaining the same business relationships with the Buyer and the Seller after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Seller to the Buyer from and after the Closing.

(g)	Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request

6.	Conditions to Obligation to Close.

(a)	Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)	the representations and warranties above shall be true and correct in all material respects at and as of the Closing Date;

(ii)	the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(b)	Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(i)	the representations and warranties above shall be true and correct in all material respects at and as of the Closing Date;

(ii)	the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

7.	Termination. The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

8.	Miscellaneous.

(a)	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)	Entire Agreement. This Agreement, including the documents referred to herein, constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c)	Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e)	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the last known mailing address using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mal), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule.

(i)	Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.

(j)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)	Expenses. The Buyer and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)	Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(m)	Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)	Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties.

Post-Closing. Each of the Parties agrees to take such further action (including the execution of such further instruments and documents) as the other Party may reasonably request.

(o)	The Buyer agrees that after the closing the Seller will have access to all corporate books, records, agreements, and financial data (including exclusive possession of the Quickbooks software program and any entries made in conjunction therewith) and all lawsuit and regulatory documents of any sort on the premises. Seller shall release a copy of merchant account statements for the past twelve month period to Buyer at closing. Buyer will cooperate with Seller to assist Seller to the extent practicable in Seller obtaining possession of any such data, records and information about or relating in any way to the Seller’s corporate business affairs which data, records and information, if any, are being kept off site from the Seller’s leased premises in the custody and control of third parties.

(p)	Seller shall undertake to change its name by March 31, 2002 and notify Buyer of the name change within ten (10) days of the date the name is changed.

(q)	The undersigned representative of Seller warrants that he has authority to sign this Agreement and any other documents associated with this transaction on behalf of the Seller.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER: Nadin Company

By:	/s/ [Signature Illegible]

Witness:	/s/ [Signature Illegible]

SELLER: Whitewing Labs, Inc.

By:	/s/ ANDREW LIBBY

Andrew Libby, its CEO

As approved by the Board of Directors

Witness:	/s/ [Signature Illegible]

Exhibit A — Assets being purchased

ACQUIRED ASSET PURCHASE ALLOCATION

All of the following:

1.	Office Equipment, including computers with File Server

2.	Computer Software, includes documentation, licenses, passwords, copies, except Quickbooks

3.	Furniture and Fixtures

4.	Telephone Equipment and 800 numbers (800.950.3030 and 800.858.0228)

5.	Customer database

6.	Domain Rights and Websites owned by Seller, as well as any other intellectual property rights owned by Seller, other than any which inherently belong to the Seller generically as a publicly traded corporation, if any, which are not in any way related to the nutritional business being sold hereby

7.	Marketing materials and Graphic Designs, infomercials, commercials

8.	Product Inventory (product and packaging, including but not limited to finished goods, raw materials, labels, plates, graphic designs, etc.)

9.	Goodwill Allocation (customer database)

10.	Trademarks, service marks, logos, trade names and corporate name, together with all translations and adaptations, and copyrights and products substantiation books

11.	Other assets to maintain existing conditions of the business

12.	All talent and consulting agreements.

13.	USPS account at U.S. Post Office, Mission Hills, CA

14.	Lease at Mail Box Etc.

15.	Contents of Whitewing Labs Safe Deposit Box

16.	Prepaid Advertisements

Exhibit Index

Exhibit
Number	Description

99	Whitewing Labs, Inc. Pro Forma Condensed Balance Sheets (unaudited)